EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                                    Drew Kronick, Vice President
                                    Consolidated Delivery & Logistics, Inc.
                                    (973) 471-1005

                                    Richard Shonfeld
                                    The Dilenschneider Group
                                    (212) 922-0900


                CONSOLIDATED DELIVERY & LOGISTICS, INC. COMPLETES
                          $15 MILLION PRIVATE PLACEMENT

            Funds Will be Used to Finance Ongoing Acquisition Program


          Clifton, NJ February 2, 1999 - Consolidated Delivery & Logistics, Inc. (NASDAQ: CDLI) today announced that it has completed its previously announced $15 million private placement of senior subordinated notes and warrants. The issue was placed with two financial institutions. Proceeds will be used primarily to finance acquisitions.

          Commenting on the transaction, Albert W. Van Ness, Jr., chairman and chief executive officer of CD&L, said, "The $15 million generated by this private placement coupled with the recently announced increased availability under the Company's senior credit facility creates a significant financing resource to fuel our ongoing acquisition program."

          "CD&L, which has completed seven consecutive quarters of improved earnings, increased annual revenues by $25 million through the acquisition of four companies during the (more) past 6 months. We are currently reviewing several new opportunities in our acquisition pipeline that can add to both revenues and earnings in 1999."

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          The notes offered have not been, and will not be registered  under the
Securities Act of 1933, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

          Consolidated Delivery & Logistics, Inc. headquartered in Clifton, New Jersey is a full service, same day ground and air delivery and logistics company with 70 offices in 24 states and the District of Columbia. The Company has nearly 4,000 employees and utilizes over 1,000 independent contractors to provide time sensitive delivery services to thousands of businesses.

          This press release contains certain forward-looking statements regarding future events or the future financial performance of the Company. These forward-looking statements include comments on the Company's future business development. These forward-looking statements involve certain risks and uncertainties that may cause the actual events or results to differ materially from those indicated by such forward-looking statements. Potential risks and uncertainties include without limitation the risk that the Company will lack satisfactory merger or acquisition candidates and/or have an inability to conclude acquisitions or mergers on satisfactory terms or achieve cost savings or additional profits contemplated by the Company's business management strategy or other risks specified in the Company's SEC filings.